EXHIBIT 99.1

LOCATION BASED TECHNOLOGIES LAUNCHES ADDITIONAL
POCKETFINDER MOBILE SMARTPHONE APPLICATIONS

ANAHEIM, Calif., Feb. 13, 2009 --Location Based Technologies, Inc. (OTCBB: LBAS), a leading-edge service provider of personal locator devices and services, today announced that smartphones using the Windows Mobile Professional 6.0 operating system as well as the Google (NASDAQ:GOOG) Android smartphone users can now download the PocketFinder® service for their handsets at www.handango.com.

According to Dave Morse, CEO of Location Based Technologies, the company has fully tested and is ready to release the PocketFinder service on all Windows Mobile 6.0 smartphones. Due to the popular feedback from users on the Apple iPhone (NASDAQ: APPL) the company expanded their mobile applications to Windows based smartphones.  The BlackBerry application is in the works and will be released soon.  These applications enable a smartphone to function like a PocketFinder with all of its features and capabilities. It also allows for seamless additions of PocketFinder and PetFinder devices when sales begin.

“This is one more step in our preparation for the launch of our PocketFinder and PetFinder devices soon to be launched in Europe and then in the U.S.  With these applications, users now have the ability to stay connected and benefit from every PocketFinder feature including real-time location, zone and speed alerts, instant messaging, and travel history, for one low service fee,” Morse explained. “In addition, our applications can be used throughout the global marketplace regardless of  your service provider.”

Service for both applications will be offered for the first 30 days at a special onetime download rate of $9.95. After the 30 days both applications will move to a subscription model of $4.95 per month for all new subscribers and will remain at that price as long as the account is kept current and in good standing.

The PocketFinder family of products uses advanced technology to help families and businesses stay connected. The smallest known single-board GSM/GPS device easily fits into a pocket, purse or backpack, and can be accessed via the Internet, cell phone or landline to show its location in real time. In addition, the applications include several advanced features, such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a device or smartphone leaves or enters a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

About Handango, Inc.

Irving, TX, Handango is the leading provider of smartphone applications globally for the BlackBerry®, Palm®, Windows Mobile®, Symbian OS®, and AndroidTM platforms. Applications can be downloaded via http://www.handango.com, the industry's leading content delivery platform that allows consumers to purchase mobile apps directly from their smartphone and download them over the air. Handango's content expertise has attracted numerous mobile industry partners including Microsoft, AT&T, Verizon Wireless, T-Mobile, Alltel, Nokia, Research In Motion, Sony Ericsson, Samsung, AOL and The Carphone Warehouse.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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Contacts:

David Morse
Location Based Technologies
(800) 615-0869
dave@pocketfinder.com

Glenn Busch, Northstar Investments
Investor Relations
 (714) 310-8641
glenn@pocketfinder.com